Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 Fax (972) 367-3559

EXCO Resources, Inc. Announces Consent Solicitation To Holders Of Outstanding 7.500% Senior Notes Due 2018

DALLAS, TEXAS, November 10, 2015…EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced the commencement of a consent solicitation to holders of its outstanding 7.500% senior notes due 2018 (the “Notes”) upon the terms and subject to the conditions set forth in the Consent Solicitation Statement dated November 10, 2015 (the “Statement”).

Proposed Amendments and Considerations

The purpose of the consent solicitation is to obtain the requisite consents to approve the following (together, the “proposed amendments”): (i) an amendment to the indenture governing the Notes (the “indenture”) to eliminate the reduction in the amount of secured indebtedness permitted under EXCO’s credit facilities upon principal payments which result in a permanent reduction in borrowing capacity of EXCO and its subsidiaries, and (ii) an amendment to the definition of “Credit Facilities” in the indenture to include debt securities as a permitted form of additional secured indebtedness, in addition to term loans and other credit facilities currently permitted.

The first proposed amendment will result in a fixed $1.2 billion floor on the amount of indebtedness that may be incurred pursuant to credit facilities that will not be subject to reduction; provided, however, that the alternative methodology under the indenture for calculating EXCO’s maximum permitted secured indebtedness based on ACNTA (as defined in the indenture) will not be changed.

The second proposed amendment will have no effect on the amount of secured indebtedness that is permitted to be incurred by EXCO under the indenture, and will only provide EXCO with flexibility as to the form of such secured indebtedness, including permitting EXCO to offer secured notes in lieu of secured credit facility debt, which could have the effect of broadening EXCO’s investor base.

Fees and Key Dates

The consent solicitation, which is being made pursuant to the Statement, will expire at 5:00 p.m., New York City time, on November 24, 2015, unless extended or earlier terminated by EXCO (the “Expiration Date”). Subject to the terms and conditions of the Statement, including the receipt of requisite consents with respect to the Notes, EXCO will, promptly following the Expiration Date, pay each holder a consent fee equal to $10.00 per $1,000 principal amount of Notes for which a consent was validly delivered (and not validly revoked). Holders of Notes for which no consent is delivered will not receive the consent fee, even though the proposed amendments, if approved by the holders of the Notes, will bind all holders of such Notes and their transferees.

In addition to the consent fee, if certain requirements set forth in the Statement are met, EXCO has agreed, promptly after the Expiration Date, to pay a soliciting dealer fee equal to $2.50 for each $1,000 principal amount of Notes for which a holder validly delivers and does not revoke consents to the proposed amendments to retail brokers that are appropriately designated by their beneficial holder clients to receive this fee, provided that such fee will only be paid with respect to consents delivered by holders whose aggregate principal amount of such Notes is $250,000 or less.

Requisite Consents

The consent of holders of at least a majority of the outstanding aggregate principal amount of the Notes is required to approve the proposed amendments to the indenture governing the Notes. If the requisite consents to approve the proposed amendments for the Notes have been validly delivered (and not validly revoked) on or prior to the Expiration Date, EXCO will enter into a new supplemental indenture with respect to the Notes. The new supplemental indenture will become effective upon execution, but will not become operative until the applicable consent fee has been paid. Once the new supplemental indenture is effective, however, consents previously delivered may not be revoked.

The consent solicitation is being made solely on the terms and subject to the conditions set forth in the Statement. EXCO may, in its sole discretion, terminate, extend or amend the consent solicitation at any time as described in the Statement.

IMPORTANT: BENEFICIAL HOLDERS WHOSE NOTES ARE HELD IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER INTERMEDIARY SHOULD CONTACT SUCH BROKER OR OTHER INTERMEDIARY PROMPTLY AND OBTAIN AND FOLLOW THEIR INSTRUCTIONS WITH RESPECT TO THE CONSENT PROCEDURES AND DEADLINES, WHICH MAY BE EARLIER THAN THE DEADLINES SET FORTH IN THE STATEMENT.

Credit Suisse Securities (USA) LLC will act as solicitation agent for the consent solicitation, and D.F. King & Co., Inc. will act as the Information, Tabulation and Paying Agent for the consent solicitation. Questions regarding the consent solicitation may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (U.S. toll free) or (212) 538-2147 (collect). Copies of the documents may be obtained from D.F. King & Co., Inc. via the internet at www.dfking.com/exco, by email at exco@dfking.com or by telephone at (212) 269-5550 (for banks and brokers) or (800) 884-5197 (for all others).

This announcement does not constitute a solicitation of consents of holders of the Notes and shall not be deemed a solicitation of consents with respect to any other securities of EXCO or its subsidiaries. No recommendation is being made as to whether holders of the Notes should consent to the proposed amendments. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.

About EXCO

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and Appalachia.

Additional information about EXCO Resources, Inc. may be obtained by contacting Chris Peracchi, EXCO’s Vice President of Finance and Investor Relations, and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s Securities and Exchange Commission (“SEC”) filings and press releases can be found under the Investor Relations tab.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: the completion of the consent solicitation and the delivery of the requisite consents to effect the proposed amendments to the indenture governing the Notes, continued volatility in the oil and gas markets, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.